Exhibit 99.1

ImageWare® Appoints Chief Financial Officer

San Diego (January 8, 2021) – ImageWare® Systems, Inc. (OTCQB: IWSY), a leader in biometric identification and authentication, is pleased to announce the appointment of Jay B. Lewis as Chief Financial Officer (CFO) effective today.

Lewis brings to ImageWare more than 20 years’ experience as the senior financial officer of high growth public companies. A seasoned financial executive, he has raised more than $300 million of capital in public and private equity and debt, and has executed more than $400 million of M&A transactions.

From 2011 - 2017 Lewis served as the CFO of ID Watchdog, Inc. - a publicly traded subscription-based identity theft protection and resolution services provider – until its 2017 sale to Equifax. The breadth of his responsibilities ranged from management of all finance, accounting, public company reporting, investor relations, tax matters, and human resources.

Prior to Watchdog, Lewis served in various senior finance roles, including as CFO of Jones Media Networks, Ltd. (owner of cable television networks and the fourth largest network radio company in the U.S.) and he was Vice President of Finance and Treasurer of Jones International, Ltd. (a holding company with controlling interests in cable television and other media and technology companies).

Lewis is a CPA, an alumnus of EY (formerly Ernst & Young, a big-4 public accounting firm) and holds a Bachelor's degree in Accounting from the University of Wyoming. Lewis will be based at the San Diego Headquarters by the middle of 2021.

Kristin A. Taylor, Chair, President and CEO of ImageWare, said, “We are extremely pleased to welcome Jay to the ImageWare team. Not only does Jay have the ideal finance and capital markets experience to guide us through our growth trajectory and contemplated up listing to Nasdaq, the depth of his technology and identity experience as well as contacts in the industry, make him well suited to support our velocity and execution plans in 2021.”

Lewis said, “I’m thrilled to be a part of ImageWare’s journey to leverage the latest biometric authentication technology and safeguard identities. The Company’s vision, proven leadership team and product strategies were just a few of the components that led me to know that I want to commit my skills and energies, and to be part of the team driving ImageWare’s growth and success.”

About ImageWare® Systems, Inc.
Founded in 1987, ImageWare provides defense-grade biometric identification and authentication for access to your data, products, services or facilities. We are experts in biometric authentication and considered a preeminent patent holder of multimodal IP, having many of the most-cited patents in the industry. Our patented IWS Biometric Engine® (BE) is the most accurate and fastest biometrics matching engine in the industry, capable of our patented fusion of multiple biometrics. Part of our heritage is in law enforcement having built the first statewide digital booking platform for United States local law enforcement - and more than three decades of experience in the challenging government sector creating biometric smart cards and logical access for millions of individuals. We are a "biometrics first" company, leveraging unique human characteristics to provide unparalleled accuracy for identification while protecting your identity. Please visit www.iwsinc.com.

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Forward-Looking Statements
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. are intended to identify such forward-looking statements. ImageWare may from time to time update publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Media Contact: Jessica Belair ImageWare Systems, Inc. (310) 717-0877 jbelair@iwsinc.com	Investor Relations: Terri MacInnis, VP of IR Bibicoff + MacInnis, Inc. (818) 379-8500 x2 terri@bibimac.com